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Sutherland, Asbill & Brennan LLP letterhead


February 18, 2000

American Equity Investment Life Insurance Company
5000 Westown Parkway, Suite 440
West Des Moines, Iowa  50266

Re: American Equity Life Annuity Account
    File Nos. 333-46593; 811-08663


Gentlemen:

We hereby consent to the reference to our name under the caption "Legal Matters" in the statement of additional information filed as part of the registration statement on Form N-4 for American Equity Life Annuity Account. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

SUTHERLAND, ASBILL & BRENNAN LLP

/s/ Stephen E. Roth

Stephen E. Roth, Esq.